EXHIBIT B TO EXHIBIT 4.1


                              MEDCO RESEARCH, INC.
                            STOCKHOLDERS RIGHTS PLAN

                          SUMMARY OF RIGHTS TO PURCHASE
                                  COMMON SHARES

         On April 2, 1998, the Directors of Medco Research, Inc. (the "Company") declared a dividend distribution of one right (a "Right") for each outstanding Common Share, without par value (the "Common Shares"), of the Company. The distribution is payable on April 15, 1998 to the shareholders of record as of the close of business on April 14, 1998 (the "Record Date"). Each Right initially entitles the registered holder to purchase from the Company one-half of one Common Share at a price of $92.00 per whole share, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of April 14, 1998 (the "Rights Agreement") between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

         Until the earlier of (i) ten Business Days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares, or (ii) ten Business Days following the commencement of a tender offer or exchange offer for 20% or more of such outstanding Common Shares (in each case without the prior approval of the Board of Directors) (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Shares. Until the Distribution Date
(or  earlier  redemption  or  expiration  of  the  Rights),   new  Common  Share
certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without a copy of this Summary of Rights attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date (as defined above), separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on April 15, 2008, unless earlier redeemed by the Company as described below.

         The Purchase Price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) upon the grant to holders of the Common Shares of certain rights, options or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares, or (iii) upon the distribution to holders of the Common Shares of evidences of indebtedness, cash (excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid), assets, stock (other than dividends payable in Common Shares) or of subscription rights, options or warrants (other than those referred to above).

         In the event that an Acquiring Person merges into the Company and the Company's Common Shares are not changed or exchanged or a person or group of affiliated or associated persons become the beneficial owner of 20% or more of the Company's Common Shares, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which Rights will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current Purchase Price that number of Common Shares having a market value of two times the Purchase Price (or, under certain circumstances, an amount of cash or other property or securities having a value equal to the Purchase Price). In the event that the Company is acquired by an Acquiring Person in a merger or other business combination transaction or 50% or more of its assets or earning power are sold to an Acquiring Person (other than in a transaction approved by the Company's shareholders), proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person after the date upon which the Acquiring Person became such (which Rights will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of Common Shares (or, under certain circumstances, an economically equivalent security or securities) of the surviving, resulting or acquiring person which at the time of such transaction would have a market value of two times the Purchase Price (or, under certain circumstances, an amount of cash equal to the Purchase Price). The Board of Directors of the Company may, at its option, at any time after the later of the Distribution Date and the first occurrence of a Triggering Event, exchange all or part of the then-outstanding and exercisable Rights (other than Rights owned by an Acquiring Person) for Common Shares at an exchange ratio of one Common Share per Right.

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued (other than fractions which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof a payment in cash will be made based on the market price of the Common Shares on the last trading day prior to the date of exercise.

         The Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price") at any time prior to the later of
(i) the Distribution Date and (ii) a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding Common Shares (or such later date as the Directors may specify) and, under certain circumstances, upon a merger or consolidation of the Company with or into a corporation which is not an Acquiring Person. At the election of the Company, the Redemption Price may be payable in cash, Common Shares, or such other consideration as the Company deems appropriate.
Immediately upon the action of the Directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Company will give notice of such redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last addresses as they appear on the Registry Books of the Rights Agent.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Prior to the Rights becoming exercisable, without the approval of any holders of Rights, the Rights Agreement may be amended or supplemented by the Company and the Rights Agent in any manner except for an amendment or supplement which would change the Redemption Price, reduce the Purchase Price or change the number of Common Shares for which a Right is then exercisable, provided, however, that between April 15, 2001 and September 30, 2001 the Board of Directors shall review the other provisions of the Rights Agreement, including without limitation the Final Expiration Date to determine what amendments, if any, are necessary or appropriate to effectuate better the purposes of such Agreement. After the Distribution Date, the Rights Agreement may be so amended or supplemented to cure ambiguity, correct or supplement defective or inconsistent provisions or otherwise as the Company and the Rights Agent may deem necessary or desirable and shall not adversely affect the interests of the Rights holders.

A copy of the Rights Agreement is being filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.